Exhibit 4.2

YUCAIPA STOCKHOLDER AGREEMENT

by and among

PARENT

and

STOCKHOLDER

Dated as of March 4, 2007

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01.	Definitions	1

ARTICLE II

REGISTRATION RIGHTS

SECTION 2.01.	Registration	6
SECTION 2.02.	Piggyback Registration	7
SECTION 2.03.	Reduction of Offering	8
SECTION 2.04.	Registration Procedures	9
SECTION 2.05.	Conditions to Offerings	12
SECTION 2.06.	Black-out Period	12
SECTION 2.07.	Registration Expenses	13
SECTION 2.08.	Indemnification; Contribution	13
SECTION 2.09.	Rule 144	15
SECTION 2.10.	Lockup	15
SECTION 2.11.	Termination of Registration Rights	15
SECTION 2.12.	Specific Performance	16
SECTION 2.13.	Other Registration Rights	16

ARTICLE III

STANDSTILL, ACQUISITIONS OF SECURITIES AND OTHER MATTERS

SECTION 3.01.	Acquisitions of Common Stock	16
SECTION 3.02.	No Participation in a Group or Solicitation of Proxies	16

ARTICLE IV

RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

SECTION 4.01.	General	17
SECTION 4.02.	Improper Sale or Encumbrance	19
SECTION 4.03.	Restrictive Legend	19

ARTICLE V

MISCELLANEOUS

SECTION 5.01.	Adjustments	19
SECTION 5.02.	Notices	19

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-ii-

          YUCAIPA STOCKHOLDER AGREEMENT dated as of March 4, 2007 (this “Agreement”) among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (“Parent”), and each of the stockholders identified on Schedule I hereto (collectively, “Stockholder”).

          WHEREAS, Parent, SAND MERGER CORP., a Delaware corporation and a wholly owned Subsidiary of Parent, and PATHMARK STORES, INC., a Delaware corporation (the “Company”), have entered into a Merger Agreement (the “Merger Agreement”) dated as of the date of this Agreement pursuant to which, on the Closing Date, Parent will acquire (the “Merger”) the Company (capitalized terms used in this Agreement shall have the meanings given to such terms in Article I);

          WHEREAS, following the Merger, Stockholder will own shares of Parent Common Stock and Roll-over Warrants exercisable for shares of Parent Common Stock; and

          WHEREAS, the parties hereto desire to establish in this Agreement certain terms and conditions concerning the ownership, acquisition and disposition of Equity Securities of Parent and certain other matters.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Definitions.

          (a) As used in this Agreement, the following terms will have the following meanings:

          “Acquisition” means (i) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (A) 50% or more (based on the Fair Market Value thereof) of the assets (including capital stock of the Subsidiaries of Parent) of Parent and its Subsidiaries, taken as a whole, or (B) 50% or more of the outstanding shares of Parent Common Stock by a Third Party or 13D Group except a transaction pursuant to which the stockholders of Parent prior to such transaction would continue to own, directly or indirectly, 50% or more of the Voting Power of the Voting Stock of any direct or indirect parent of Parent; (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party or 13D Group owning, directly or indirectly, 50% or more of the outstanding shares of Parent Common Stock; or (iii) any merger, consolidation, Business Combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Parent or its stockholders pursuant to which any Third Party or 13D Group (or the stockholders or other equity owners of any Third Party or members of a 13D Group) would own, directly or indirectly, 50% or more of any class of Equity Securities of Parent or of the surviving entity in a merger or the resulting direct or indirect parent of Parent or such surviving entity.

          “Acquisition Proposal” means any inquiry, proposal or offer relating to an Acquisition.

          An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

          “beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement, but without reference to whether or not an Equity Security is exercisable or convertible for Voting Stock in less than 60 days.

          “Board” or “Board of Directors” means the board of directors of Parent.

          “Business Combination” with respect to any Person means any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of such Person and its Subsidiaries, taken as a whole, to any other Person or (ii) any transaction (including any merger or consolidation) the consummation of which would result in any other Person (or, in the case of a direct merger or consolidation, the shareholders of such other Person) becoming, directly or indirectly, the beneficial owner of more than 50% of the Voting Stock and/or Equity Securities of such Person (measured in the case of Voting Stock by Voting Power rather than number of shares).

          “Closing” means the closing of the Merger.

          “Closing Date” means the date of the Closing.

          “Director” means a member of the Board of Directors.

          “Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, hypothecation, violation, condition or restriction of any kind or other encumbrance of any kind.

          “Equity Security” means (i) any common stock or other Voting Stock; (ii) any securities convertible into or exchangeable for common stock or other Voting Stock, including without limitation the Roll-over Warrants; or (iii) any options, rights or warrants (or any similar securities) to acquire common stock or other Voting Stock.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Fair Market Value” means (i) with respect to cash or cash equivalents, the amount of such cash or principal amount of such cash equivalents; (ii) with respect to any security listed on a national securities exchange or otherwise traded on any national securities exchange or other trading system, the average of the closing prices of such security as reported on such exchange or trading system for each of the five Trading Days prior to the date of determination; and (iii) with respect to property other than cash or securities of the type described in clauses (i) and (ii), the cash price at which a willing seller would sell and a willing buyer would buy such property in an arm’s length negotiated transaction without time constraints as determined in good faith by the Board.

          “GAAP” means U.S. generally accepted accounting principles, as in effect at the time such term is relevant.

          “General Partner” means with respect to a specified Person, the general partner or managing member, as applicable, of such Person.

          “Governmental Entity” means any transnational, federal, state, local or foreign government, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national stock exchange or national quotation system on which securities issued by Parent or any of its Subsidiaries are listed or quoted.

          “Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

          “Law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

          “NYSE” means the New York Stock Exchange.

          “Parent Common Stock” means the common stock of Parent, par value $1.00 per share, and any other common stock of Parent that may be issued from time to time.

          “Partner” means any partner of such Person; provided that such partner would not, after giving effect to any Sale, have beneficial ownership of Parent Common Stock representing more than 9.9% of the Voting Power of Parent’s outstanding Voting Stock.

          “Permitted Transferee” means, with respect to a specified Person, any controlled Affiliate of such Person or any Partner of such Person.

          “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization or other entity.

          “Piggyback Percentage” of Tengelmann or Stockholder, as applicable, means the result of dividing (i) the product of the number of shares requested to be registered by such Person (including, in the case of Stockholder, shares issuable under the Roll-over Warrants) and the number of shares beneficially owned by such Person as of the date of any notice given pursuant to Section 2.02 or, if not practicably obtainable as of such date, as of the most recent date practicably obtainable (excluding, in the case of Stockholder, shares issuable under the Roll-over Warrants to the extent not requested to be registered) (in the case of Tengelmann, the “Tengelmann Amount” and, in the case of Stockholder, the “Stockholder Amount”), by (ii) the sum of the Tengelmann Amount and the Stockholder Amount.

          “Registrable Securities” means (i) all shares of Parent Common Stock beneficially owned by Stockholder on the date hereof or acquired by Stockholder upon exercise of the Roll-over Warrants and beneficially owned by Stockholder and (ii) any securities issued or issuable with respect to any such shares of Parent Common Stock by way of a stock dividend or other similar distribution or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided that such securities will cease to be Registrable Securities when (A) a Registration Statement relating to such securities has been declared effective by the SEC (or has become automatically effective) and such securities have been disposed of by Stockholder pursuant to such Registration Statement; (B) such securities have been disposed of by Stockholder pursuant to Rule 144 promulgated under the Securities Act or any successor provisions thereto; or (C) Stockholder has beneficial ownership of less than 1% (including Parent Common Stock issuable upon exercise of the Roll-over Warrants) of the outstanding Parent Common Stock.

          “Representatives” means the directors, officers, employees, agents, investment bankers, financing sources, attorneys, accountants and advisors of either Stockholder, on the one hand, or Parent, on the other hand, as the context requires.

          “Roll-over Warrants” means the warrants issued as part of the Merger by Parent to Stockholder in exchange for the Series A Warrants and the Series B Warrants.

          “Sale” means, in respect of any Parent Common Stock, Roll-over Warrants, or any other Voting Stock, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions and whether to a single Person or a 13D Group.

          “SEC” means the U.S. Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Series A Warrants” means the Series A warrants to purchase 10,060,000 shares of common stock of the Company at an exercise price of $8.50 per share.

          “Series B Warrants” means the Series B warrants to purchase 15,046,350 shares of common stock of the Company at an exercise price of $15.00 per share.

          “Standstill Expiration Date” means the earliest of (i) the expiration date of the Roll-over Warrants issued in exchange for Series B Warrants; (ii) the third anniversary of the date on which all Roll-over Warrants have been exercised; (iii) such date as the Board of Directors publicly announces its intention to solicit an Acquisition Proposal, or publicly approves, accepts, authorizes or recommends to the Parent stockholders the approval of an Acquisition Proposal; (iv) such date as Parent or any Affiliate thereof has entered into a binding letter of intent, binding agreement in principle or definitive agreement with any party agreeing to an Acquisition Proposal; (v) such date that Stockholder has beneficial ownership (including the Roll-over Warrants) of less than 1% of the outstanding Parent Common Stock; (vi) such date that any Third Party or 13D Group has acquired beneficial ownership of outstanding Parent Common Stock in an amount that exceeds Tengelmann’s beneficial ownership of Parent Common Stock; or (vii) such date that Tengelmann and its Affiliates beneficially own, in the aggregate, less than 20% of the outstanding Parent Common Stock, disregarding for clauses (vi) and (vii) any dilution of Tengelmann’s ownership percentage resulting from issuances of Parent Common Stock.

          A “Subsidiary” of any Person means another Person (i) in which such first Person’s ownership of Voting Stock, other voting ownership or voting partnership interests is in an amount sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which are beneficially owned directly or indirectly by such first Person) or (ii) which is required to be consolidated with such Person under GAAP.

          “Tengelmann” means Tengelmann Warenhandelsgesellschaft KG , a partnership organized under the laws of the Federal Republic of Germany.

          “Third Party” means any Person other than Parent or Tengelmann or any of their respective controlled Affiliates.

          “13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock of Parent that would be required under Section 13(d) of the Exchange Act (as in effect on, and based on legal interpretations thereof existing on, the date hereof) to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock of Parent representing more than 5% of any class of Voting Stock of Parent then outstanding.

          “Trading Day” means (i) for so long as Parent Common Stock is listed or admitted for trading on the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business and trading in Parent Common Stock is not suspended or restricted or (ii) if Parent Common Stock ceases to be so listed, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by Law or executive order to close.

          “Underwriter” means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

          “Voting Power” means the ability to vote or to control, directly or indirectly, by proxy or otherwise, the vote of any Voting Stock at the time such determination is made; provided that a Person will not be deemed to have Voting Power as a result of an agreement, arrangement or understanding to vote such Voting Stock if such agreement, arrangement or understanding (i) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act and (ii) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report). For purposes of determining the percentage of Voting Power of any class or series (or classes or series) beneficially owned by Stockholder, any securities not outstanding which are subject to conversion, exchange or other rights, warrants, options or similar securities held by Stockholder will be deemed to be outstanding for the purpose of computing such percentage, but will not be deemed to be outstanding for the purpose of computing the percentage of the class or series (or classes or series) beneficially owned by any Person other than Stockholder.

          “Voting Stock” of any Person means securities having the right to vote generally in any election of directors or comparable governing Persons of such Person or any securities convertible into or exchangeable for any securities having such right.

          (b) As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section

Agreement	Preamble
Company	Preamble
Covered Securities	4.01(a)
Deferral Period	2.05
Demand Notice	2.01(a)
Demand Registration	2.01(a)
EDGAR	2.04(a)(i)

Term	Section

indemnified party	2.07(c)
Indemnified Persons	2.07(a)
indemnifying party	2.07(c)
Inspectors	2.04(a)(vi)
Merger	Recitals
Merger Agreement	Recitals
Parent	Preamble
Piggyback Registration	2.02
Records	2.04(a)(vi)
Registration Statement	2.01(a)
Representative	5.18
Stockholder	Preamble

ARTICLE II

REGISTRATION RIGHTS

          SECTION 2.01. Registration.

          (a) At any time and from time to time on or after the 180th day following the Closing Date, Parent agrees that, upon the written request of Stockholder from time to time (a “Demand Notice”) and subject to Sections 2.01(e) and 2.06, it will as promptly as reasonably practical prepare and file a registration statement (which, if Parent is a well-known seasoned issuer, shall be an automatic shelf registration statement) under the Securities Act (a “Registration Statement,” which term will include any amendments thereto and any documents incorporated by reference therein); provided, however, that (i) Parent shall be obligated to prepare, file or cause a Registration Statement to become effective pursuant to this Section 2.01 (a “Demand Registration”): (A) no more than two times in any 12-month period and (B) no more than three times in the aggregate (provided that a Registration Statement shall not be counted as one of the Demand Registrations hereunder unless it becomes effective and is maintained effective for at least 90 days or until the completion of the distribution of the Registrable Securities registered pursuant to such Registration Statement) and (ii) the Registrable Securities for which a Demand Registration has been requested will have a value (based on the average closing price per share of Parent Common Stock for the ten Trading Days preceding the delivery of such Demand Notice) of not less than $25,000,000 or such lesser remaining amount of Registrable Securities held by Stockholder. Each such Demand Notice will specify the number of Registrable Securities proposed to be offered for sale and will also specify the intended method of distribution thereof.

          (b) Parent agrees to use its commercially reasonable efforts (i) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as reasonably practicable after the filing thereof, but in no event later than 90 days after receipt of a Demand Notice, and (ii) to keep such Registration Statement effective for a period of not less than 90 days or, if earlier, the completion of the distribution of the Registrable Securities registered pursuant to such Registration Statement. Parent shall be deemed not to have used its commercially reasonable efforts to keep a Registration Statement effective during the requisite period if it voluntarily takes any action that would result in Stockholder not being able to offer and sell the Registrable Securities during that period, unless such action is required by applicable Law or permitted by Section 2.06. Parent further agrees to supplement or make amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for the period set forth in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Parent for such Registration Statement or by the instructions applicable to such registration form, (C) as may be required by the Securities Act, or (D) as may be reasonably requested in writing by Stockholder or any Underwriter for Stockholder. Parent agrees to furnish to Stockholder copies of any such supplement or amendment prior to its being used or filed with the SEC.

          (c) In the event an offering of Registrable Securities under this Section 2.01 involves one or more Underwriters, Stockholder will select the lead Underwriter and any additional Underwriters in connection with the offering from the list of investment banks set forth on Schedule II. The list of investment banks on Schedule II may be amended from time to time by Stockholder with the consent of Parent (such consent not to be unreasonably withheld or delayed).

          (d) Notwithstanding the foregoing provisions of this Section 2.01, Stockholder may not request a Demand Registration during a period commencing upon the filing (or earlier, but not more than 30 days prior to such filing upon notice by Parent to Stockholder that it so intends to file) of a Registration Statement for Parent Common Stock by Parent (for its own account or for any other security holder) and ending (i) 90 days after such Registration Statement is declared effective by the SEC (or becomes automatically effective), (ii) upon the withdrawal of such Registration Statement or (iii) 30 days after such notice if no such Registration Statement has been filed within such 30-day period, whichever occurs first; provided that the foregoing limitation will not apply if Stockholder was not given reasonable opportunity, in violation of Section 2.02, to include its Registrable Securities in the Registration Statement described in this Section 2.01(d).

          (e) Stockholder will be permitted to rescind a Demand Registration or request the removal of any Registrable Securities held by it from any Demand Registration at any time (so long as, in the case of a Demand Registration, after such removal it would still constitute a Demand Registration, including with respect to the required Fair Market Value thereof); provided that, if Stockholder rescinds a Demand Registration, such Demand Registration will nonetheless count as a Demand Registration for purposes of determining when future Demand Registrations can be requested by Stockholder pursuant to this Section 2.01, unless Stockholder reimburses Parent for all expenses (including reasonable fees and disbursements of counsel) incurred by Parent in connection with such Demand Registration.

          SECTION 2.02. Piggyback Registration. If Parent proposes to file a Registration Statement under the Securities Act with respect to an offering of Parent Common Stock for (a) Parent’s own account (other than (i) a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC) or (ii) a Registration Statement filed in connection with an offering of securities solely to Parent’s existing security holders) or (b) the account of any holder of Parent Common Stock (other than Stockholder) pursuant to a demand registration requested by such holder, then Parent will give written notice of such proposed filing to Stockholder as soon as practicable (but in no event less than 20 days before the anticipated filing date), and upon the written request, given within 10 days after delivery of any such notice by Parent, of Stockholder to include Registrable Securities in such registration (which request shall specify the number of Registrable Securities proposed to be included in such registration), Parent will, subject to Section 2.03, include all such Registrable Securities in such registration, on the same terms and conditions as Parent’s or such holder’s Parent Common Stock (a “Piggyback Registration”); provided, however, that if, at any time after giving written notice of such proposed filing and prior to the business day prior to the effective date of the Registration Statement filed in connection with such registration, Parent shall determine for any reason not to proceed with the proposed registration of the securities, then Parent may, at its election, give written notice of such determination to Stockholder and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration. Parent will control the determination of the form of any offering contemplated by this Section 2.02, including whether any such offering will be in the form of an underwritten offering and, if any such offering is in the form of an underwritten offering, Parent will select the lead Underwriter and any additional Underwriters in connection with such offering.

          SECTION 2.03. Reduction of Offering. Notwithstanding anything contained herein, if the lead Underwriter of an underwritten offering described in Section 2.01 or Section 2.02 advises Parent in writing that the number of shares of Parent Common Stock (including any Registrable Securities) that Parent, Stockholder and any other Persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including the price at which the securities can be sold or the number of Registrable Securities that any participant may sell, then the number of shares of Parent Common Stock to be included in the Registration Statement for the account of Parent, Stockholder and any other Persons will be reduced pro rata to the extent necessary to reduce the total number of securities to be included in any such Registration Statement to the number recommended by such lead Underwriter; provided that (a) priority in the case of a Demand Registration pursuant to Section 2.01 will be (i) first, the Registrable Securities requested to be included in the Registration Statement for the account of Stockholder, (ii) second, securities to be offered by Parent for its own account, (iii) third, securities requested to be included in the Registration Statement by Tengelmann pursuant to any piggyback registration rights set forth in the Stockholder Agreement between Tengelmann and Parent dated as of the date hereof and (iv) fourth, pro rata among any other holders of securities of Parent having the right to be so included so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; (b) priority in the case of a Registration Statement initiated by Parent for its own account which gives rise to a Piggyback Registration pursuant to Section 2.02 will be (i) first, securities initially proposed to be offered by Parent for its own account, (ii) second, securities requested to be included in the Registration Statement for the account of Tengelmann pursuant to any piggyback registration rights set forth in the Stockholder Agreement between Tengelmann and Parent dated as of the date hereof and securities requested to be included in the Registration Statement for the account of Stockholder pursuant to Section 2.02 hereof, pro rata based on Tengelmann’s Piggyback Percentage and Stockholder’s Piggyback Percentage, respectively, and (iii) third, among any other securities of Parent requested to be registered pursuant to a contractual right so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; (c) priority in the case of a Registration Statement initiated by Parent for the account of Tengelmann pursuant to registration rights afforded to Tengelmann pursuant to the Stockholder Agreement between Tengelmann and Parent dated as of the date hereof will be (i) first, the securities requested to be included in the Registration Statement for the account of Tengelmann, (ii) second, securities to be offered by Parent for its own account, (iii) third, securities requested to be included in the Registration Statement for the account of Stockholder pursuant to Section 2.02 hereof and (iv) fourth, among any other securities of Parent requested to be registered pursuant to a contractual right so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter, and (d) priority with respect to inclusion of securities in a Registration Statement initiated by Parent for the account of holders other than Stockholder and Tengelmann pursuant to registration rights afforded such holders will be (i) first, pro rata among securities requested to be included in the Registration Statement for the account of such holders, (ii) second, securities requested to be included in the Registration Statement by Parent for its own account, (iii) third, securities requested to be included in the Registration Statement for the account of Tengelmann pursuant to any piggyback registration rights set forth in the Stockholder Agreement between Tengelmann and Parent dated as of the date hereof and securities requested to be included in the Registration Statement for the account of Stockholder pursuant to Section 2.02 hereof, pro rata based on Tengelmann’s Piggyback Percentage and Stockholder’s Piggyback Percentage, respectively, and (iv) fourth, pro rata among any other securities of Parent requested to be registered pursuant to a contractual right so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter.

          SECTION 2.04. Registration Procedures.

              (a) Subject to the provisions of Section 2.01 hereof, in connection with the registration of the sale of Registrable Securities hereunder, Parent will as promptly as reasonably practicable:

          (i) furnish to Stockholder without charge, if requested, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein, except to the extent such exhibits or documents are currently available electronically via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”)), the prospectus included in such Registration Statement (including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement (except to the extent such letters or correspondence is currently available electronically via EDGAR) and such other documents in such quantities as Stockholder may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities;

          (ii) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as Stockholder reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Stockholder to consummate the disposition of such Registrable Securities in such jurisdictions; provided that Parent will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(a)(ii), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

          (iii) notify Stockholder at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Parent will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (iv) advise the Underwriters, if any, and Stockholder promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order sus-

pending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or blue sky laws, Parent shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

          (v) use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of Parent to enable Stockholder to consummate the disposition of such Registrable Securities; provided that Parent will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(a)(v), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

          (vi) enter into customary agreements and use commercially reasonable efforts to take such other actions as are reasonably requested by Stockholder in order to expedite or facilitate the disposition of such Registrable Securities, including preparing for and participating in a road show and all such other customary selling efforts as the Underwriters reasonably request in order to expedite or facilitate such disposition;

          (vii) if requested by Stockholder or the Underwriter(s) in connection with such sale, if any, promptly include in any Registration Statement or prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as Stockholders and such Underwriter(s), if any, may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after Parent is notified of the matters to be included in such prospectus supplement or post-effective amendment;

          (viii) make available for inspection by Stockholder, any Underwriter participating in any disposition of such Registrable Securities, and any attorney for Stockholder and such Underwriter and any accountant or other agent retained by Stockholder or such Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Parent (collectively, the “Records”) as will be reasonably necessary to enable them to conduct customary due diligence with respect to Parent and the related Registration Statement and prospectus, and cause the Representatives of Parent and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided that (x) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence and (y) Records or information that Parent determines, in good faith, to be confidential will not be disclosed by such Inspector unless (A) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related prospectus or (B) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction;

          (ix) cause Parent’s Representatives to supply all information reasonably requested by Stockholder or any Underwriter, attorney, accountant or agent in connection with the Registration Statement;

          (x) use its commercially reasonable efforts to obtain and deliver to each Underwriter and Stockholder a comfort letter from the independent public accountants for Parent (and additional comfort letters from independent public accountants for any company acquired by Parent whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and Stockholder may reasonably request, including (x) that the financial statements included or incorporated by reference in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (y) as to certain other financial information for the period ending no more than five business days prior to the date of such letter; provided, however, that if Parent fails to obtain such comfort letter, then such Demand Registration will not count as a Demand Registration for purposes of determining when future Demand Registrations can be requested by a Stockholder pursuant to Section 2.01;

          (xi) use its commercially reasonable efforts to obtain and deliver to each Underwriter and Stockholder a 10b-5 statement and legal opinion from Parent’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions as such Underwriter and Stockholder may reasonably request; provided, however, that if Parent fails to obtain such statement or opinion, then such Demand Registration will not count as a Demand Registration for purposes of determining when future Demand Registrations can be requested by a Stockholder pursuant to Section 2.01;

          (xii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement (which need not be audited) covering a period of 12 months beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto; and

          (xiii) use its commercially reasonable efforts to cause such Registrable Securities to be listed or quoted on the NYSE or, if Parent Common Stock is not then listed on the NYSE, then on any other securities exchange or national quotation system on which similar securities issued by Parent are listed or quoted.

          (b) In connection with the Registration Statement relating to such Registrable Securities covering an underwritten offering, (i) Parent and Stockholder agree to enter into a written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriter and companies of Parent’s size and investment stature and, to the extent practicable, on terms consistent with underwriting agreements entered into by Parent (it being understood that, unless required otherwise by the Securities Act or any other Law, Parent will not require Stockholder to make any representation, warranty or agreement in such agreement other than with respect to Stockholder, the ownership of Stockholder’s securities being registered and Stockholder’s intended method of disposition) and (ii) Stockholder agrees to complete and execute all such other documents customary in similar offerings, including any reasonable questionnaires, powers of attorney, hold-back agreements, letters and other documents customarily required under the terms of such underwriting arrangements. The representations and warranties by, and the other agreements on the part of, Parent to and for the benefit of such Underwriter in such written agreement with such Underwriter will also be made to and for the benefit of Stockholder. In the event an underwritten offering is not consummated because any condition to the obligations under any related written agreement with such Underwriter is not met or waived in connection with a Demand Registration, and such failure to be met or waived is not attributable to the fault of Stockholder, such Demand Registration will not be deemed exercised.

          SECTION 2.05. Conditions to Offerings.

          (a) The obligations of Parent to take the actions contemplated by Section 2.01, Section 2.02, Section 2.03 and Section 2.04 with respect to an offering of Registrable Securities will be subject to the following conditions:

          (i) Parent may require Stockholder to furnish to Parent such information regarding Stockholder or the distribution of such Registrable Securities as Parent may from time to time reasonably request in writing, in each case only as required by the Securities Act or under state securities or blue sky laws; and

          (ii) in any underwritten offering pursuant to Section 2.01 or Section 2.02 hereof, Stockholder, together with Parent, will enter into an underwriting agreement in accordance with Section 2.04(b) above with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

          (b) Stockholder agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 2.04(a)(iii) or Section 2.04(a)(iv) hereof or a condition described in Section 2.06 hereof, Stockholder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(a)(iii) hereof or notice from Parent of the termination of the stop order or Deferral Period.

          SECTION 2.06. Black-out Period. Parent’s obligations pursuant to Section 2.01, Section 2.02 and Section 2.03 hereof will be suspended if compliance with such obligations would (a) violate applicable Law or (b) require Parent to disclose a financing, acquisition, disposition or other corporate development, and the chief executive officer of Parent has determined, in the good faith exercise of his reasonable business judgment, that such disclosure is not in the best interests of Parent or (c) otherwise represent an undue hardship for Parent; provided that any such suspension pursuant to clause (b) or (c) will not exceed 90 days and all such suspensions pursuant to clauses (b) and (c) will not exceed 180 days in any 12-month period (the “Deferral Period”). Parent will promptly give Stockholder written notice of any such suspension containing the approximate length of the anticipated delay, and Parent will notify Stockholder upon the termination of the Deferral Period. Upon receipt of any notice from Parent of any Deferral Period, Stockholder shall forthwith discontinue disposition of the Registrable Securities pursuant to the Registration Statement relating thereto until Stockholder receives copies of the supplemented or amended prospectus contemplated hereby or until it is advised in writing by Parent that the use of the prospectus may be resumed and has received copies of any additional or supplemented filings that are incorporated by reference in the prospectus, and, if so directed by Parent, Stockholder will, and will request the lead Underwriter or Underwriters, if any, to, deliver to Parent all copies, other than permanent file copies, then in Stockholder’s or such Underwriter’s or Underwriters’ possession of the current prospectus covering such Registrable Securities.

          SECTION 2.07. Registration Expenses. All fees and expenses incident to Parent’s performance of or compliance with the obligations of this Article II, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with qualification of Registrable Securities under applicable blue sky laws), printing expenses, messenger and delivery expenses of Parent, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the National Association of Securities Dealers, Inc., fees and disbursements of counsel for Parent, its independent certified public accountants and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance and the fees and expenses of other Persons retained by Parent will be borne by Parent. Stockholder will bear and pay any underwriting discounts and commissions applicable to Registrable Securities offered for its account pursuant to any Registration Statement.

          SECTION 2.08. Indemnification; Contribution.

          (a) In connection with any registration of Registrable Securities pursuant to Section 2.01, Section 2.02 or Section 2.03 hereof, Parent agrees to indemnify and hold harmless, to the fullest extent permitted by Law, Stockholder, its Affiliates, directors, officers and stockholders and each Person who controls Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including reasonable attorneys’ fees) joint or several caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any preliminary or final prospectus used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that Parent will not be required to indemnify any Indemnified Person for any losses, claims, damages, liabilities, judgments, actions or expenses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to Parent in writing by Stockholder expressly for use therein.

          (b) In connection with any Registration Statement, preliminary or final prospectus, or Issuer FWP, Stockholder agrees to indemnify Parent, its Directors, its officers who sign such Registration Statement and each Person, if any, who controls Parent (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Parent to Stockholder, but only with respect to information with respect to any Indemnified Person furnished to Parent in writing by Stockholder expressly for use in such Registration Statement, preliminary or final prospectus, or Issuer FWP.

          (c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.08(a) or (b), such Person (hereinafter called the “indemnified party”) will (i) promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing; provided that the failure to give such notice shall not relieve the indemnifying party of its obligations pursuant to this Agreement except to the extent such indemnifying party has been prejudiced in any material respect by such failure; (ii) permit the indemnifying party to assume the defense of such claim, action or proceeding with counsel reasonably satisfactory to the indemnified party; and (iii) pay the fees and disbursements of such counsel related to such claim, action or proceeding. In any such claim, action or pro-

ceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (A) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel, (B) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel, with a copy provided to Parent, that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them or (C) the indemnifying party has failed to assume the defense of such claim and employ counsel reasonably satisfactory to the indemnified party. It is understood that the indemnifying party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel at any time for all such indemnified parties) and that all such reasonable fees and expenses will be reimbursed reasonably promptly following a written request by an indemnified party stating under which clause of (A) through (C) above reimbursement is sought and delivery of documentation of such fees and expenses. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (d) If the indemnification provided for in this Section 2.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to in this Section 2.08, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, actions or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of Parent, on the one hand, and Stockholder, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities, judgments, actions or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 2.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          (e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.08(d). No Person guilty of

“fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 2.08(e), Stockholder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds received by Stockholder with respect to the Registrable Securities exceed the greater of (A) the amount paid by Stockholder for its Registrable Securities and (B) the amount of any damages which Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Each Stockholder’s obligation to contribute pursuant to this Section 2.08 is several in proportion to the respective number of Registrable Securities held by such Stockholder hereunder and not joint.

          (f) For purposes of this Section 2.08, each controlling person of a Stockholder shall have the same rights to contribution as such Stockholder, and each officer, Director and Person, if any, who controls Parent within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as Parent, subject in each case to the limitations set forth in the immediately preceding paragraph. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.08, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from who contribution may be sought from any obligation it or they may have under this Section 2.08 or otherwise except to the extent that it has been prejudiced in any material respect by such failure. No party shall be liable for contribution with respect to any action or claim settled without its written consent; provided, however, that such written consent was not unreasonably withheld.

          (g) If indemnification is available under this Section 2.08, the indemnifying party will indemnify each indemnified party to the full extent provided in Sections 2.08(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 2.08(d) or (e).

          SECTION 2.09. Rule 144. For so long as Parent is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, Parent agrees that it will timely file the reports required to be filed by it under the Securities Act and the Exchange Act and it will take such further action as Stockholder reasonably may request, all to the extent required from time to time to enable Stockholder to sell Registrable Securities within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.

          SECTION 2.10. Lockup. If and to the extent requested by the lead Underwriter of an underwritten offering of Equity Securities of Parent, Parent and Stockholder agree not to effect, and to cause their respective Affiliates not to effect, except as part of such registration, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing of the issue being registered or offered, as applicable, or of a similar security of Parent, or any securities into which such Equity Securities are convertible, or any securities convertible into, or exchangeable or exercisable for, such Equity Securities, including a sale pursuant to Rule 144 under the Securities Act, during a period of up to seven days prior to, and during a period of up to 90 days after, the effective date of such registration, as reasonably requested by the lead Underwriter. The lead Underwriter shall give Parent and Stockholder prior notice of any such request.

SECTION 2.11. Termination of Registration Rights. This Article II (other than Sections 2.07, 2.08 and 2.09) will terminate on the date on which all shares of Parent Common Stock subject to this Agreement cease to be Registrable Securities. Section 2.09 will terminate on the date on which all shares of Parent Common Stock subject to this Agreement may be sold pursuant to Rule 144(k).

          SECTION 2.12. Specific Performance. Stockholder, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of liquidated or other damages, will be entitled to specific performance of its rights under this Agreement. Parent agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

          SECTION 2.13. Other Registration Rights. Parent (a) has not granted and will not grant to any third party any registration rights inconsistent with any of those contained herein and (b) has not entered into and will not enter into any agreement that will impair its ability to perform its obligations under this Article II, so long as any of the registration rights under this Agreement remain in effect. If Parent provides Tengelmann with the right to require Parent to file a shelf registration statement pursuant to Rule 415 under the Securities Act for resales of securities held by Tengelmann, then Stockholder shall have the right to require a shelf registration statement to register all of Stockholder’s Registrable Securities on substantially the same terms and conditions as provided to Tengelmann.

ARTICLE III

STANDSTILL, ACQUISITIONS OF SECURITIES AND OTHER MATTERS

          SECTION 3.01. Acquisitions of Common Stock. Until the Standstill Expiration Date, without the prior approval of the Board, Stockholder shall not, nor shall it permit its controlled and/or controlling Affiliates or General Partners to, purchase or otherwise acquire, offer to acquire or agree to acquire, directly or indirectly, beneficial ownership of Parent Common Stock or any other Equity Security of Parent such that, after giving effect to any such acquisition and the exercise, conversion or exchange of any Equity Security, Stockholder would be the beneficial owner of in excess of 9.9% of the outstanding Parent Common Stock (excluding any Parent Common Stock received or acquired, or that may be received or acquired, by Stockholder pursuant to the exercise of the Roll-over Warrants in accordance with their terms), except by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by Parent to all holders of Parent Common Stock or due to stock repurchases or redemptions by Parent.

          SECTION 3.02. No Participation in a Group or Solicitation of Proxies. Except for actions permitted by, or taken in compliance with, Section 3.01 and its exercise of rights pursuant to the provisions of this Agreement, Stockholder agrees that, prior to the Standstill Expiration Date, it will not, nor shall it permit its controlled and/or controlling Affiliates or General Partners to, without the prior approval of the Board, directly or indirectly:

      (a) propose to enter into, or seek, make or take any action to solicit or knowingly initiate or encourage any offer or proposal for or any indication of interest in, any extraordinary corporate transaction (including any Business Combination or dissolution) involving Parent or any Subsidiary thereof or propose or attempt to acquire or effect control of Parent or any Subsidiary thereof or take any action that would require, or for the purpose of requiring, Parent or any Subsidiary thereof to make a public announcement regarding the possibility of any such extraordinary corporate transaction;

          (b) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” to vote or in any “election contest” (as such terms are used in the proxy rules of the Exchange Act), or agree or announce an intention to vote with any Person undertaking a “solicitation”, or seek to advise or influence any Person or 13D Group with respect to the voting of, any Voting Stock of Parent or any Subsidiary thereof, or make any proposal to be voted upon by holders of Voting Stock;

          (c) form, join, encourage the formation of or in any way engage in discussions relating to the formation of, or in any way participate in, any 13D Group (other than with any other Stockholder or its Permitted Transferees) with respect to any Voting Stock of Parent or any Subsidiary thereof, including pursuant to any voting agreement or trust;

          (d) seek representation on the Board of Directors or to remove any member of the Board of Directors or otherwise act, alone or in concert with others, to seek to control or influence the identity, size or actions of management or the Board of Directors or policies or practices of Parent or any Subsidiary thereof, including through oral or written communication with management or other stockholders or through public statements;

          (e) request Parent or any of its Representatives or propose or otherwise seek, directly or indirectly, to amend or waive any provision of this Section 3.02 (including this clause (e)); or

          (f) disclose any intention, plan or arrangement inconsistent with the foregoing or advise, finance or knowingly assist or encourage any other Persons in connection with the foregoing or enter into any discussions, negotiations, arrangements, understandings or agreements with any Third Party (other than any Person that would be a Permitted Transferee) with respect to any of the foregoing.

ARTICLE IV

RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

          SECTION 4.01. General.

          (a) Until the second anniversary of the Standstill Expiration Date, Stockholder shall not make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, and shall cause each of its controlled Affiliates not to make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, Equity Securities now owned or hereafter acquired by Stockholder or its controlled Affiliates (collectively, the “Covered Securities”); provided, however, that Stockholder or any of its controlled Affiliates may make or solicit a Sale of any of the Covered Securities (other than the Roll-over Warrants):

       (i) to a Permitted Transferee of Stockholder (subject, in the case of a Sale to a controlled Affiliate, to compliance with Section 4.01(c) hereof);

       (ii) to Tengelmann or any of its Affiliates;

       (iii) to Parent or a Subsidiary of Parent;

       (iv) pursuant to Article II of this Agreement, so long as any Underwriter purchasing the Covered Securities or otherwise facilitating such Sale agrees that the Covered Securities shall be distributed pursuant to the limitations set forth in Section 4.01(b) (in which case any restrictive legends pursuant to Section 4.03(a) shall be removed by Parent);

          (v) in one or more block trades with a financial institution, so long as any financial institution purchasing the Covered Securities or otherwise facilitating such Sale agrees that the Covered Securities shall be distributed pursuant to the limitations set forth in Section 4.01(b) (in which case any restrictive legends pursuant to Section 4.03(a) shall be removed by Parent);

          (vi) pursuant to any Business Combination, tender or exchange offer to acquire Parent Common Stock or any other extraordinary transaction that (A) was not solicited by Stockholder or any of its Affiliates; (B) is for 100% of the outstanding Parent Common Stock; (C) includes a majority tender or approval condition; and (D) includes a statement of intention to pay the same or higher consideration in a back-end merger;

          (vii) pursuant to any Business Combination, tender or exchange offer to acquire Parent Common Stock or other extraordinary transaction that (A) the Board has recommended; (B) was proposed or made by or on behalf of Tengelmann or any of its Affiliates; or (C) has been accepted by holders of a majority of the shares of Parent Common Stock outstanding (other than those owned by Stockholder), but only after all material conditions with respect to such combination or offer (other than any such condition that can be satisfied only at the closing of such offer) have been satisfied or irrevocably waived by the offeror;

          (viii) pursuant to Rule 144 or Rule 145 under the Securities Act;

          (ix) pursuant to any foreclosure on the Covered Securities (including, in the case of this clause (ix), the Roll-over Warrants) by any broker-dealer, bank or other financial institution for the benefit of which an Encumbrance permitted by the following proviso has been created, incurred or assumed and regarding which the right of first refusal set forth in such proviso has not been exercised; and

          (x) pursuant to any hedging transaction designed to protect against fluctuations in value of Covered Securities (including, in the case of this clause (x), the Roll-over Warrants) not for the purposes of circumventing the restrictions on transfer set forth in this Agreement;

and provided, further, that Stockholder may create, incur or assume any Encumbrance with respect to pledges of Covered Securities (including the Roll-over Warrants) in connection with any margin loan or other extensions of credit from a broker-dealer, bank or other financial institution and not entered into with the purpose of circumventing the provisions of this Section 4.01 so long as the pledgee agrees that, prior to any foreclosure on the Covered Securities by it, it shall afford Parent notice, and the opportunity within two Trading Days following delivery of notice to Parent, to exercise a right of first refusal to purchase such Covered Securities for cash at Fair Market Value (such cash to be paid by or on behalf of Parent no later than the fifth Trading Day following delivery of notice to Parent of an intent to dispose of such Covered Securities). In the event Parent does not exercise its right of first refusal within two Trading Days of delivery of notice to it, the pledgee may immediately Sell any Covered Securities without restriction.

          (b) No Sale of Covered Securities pursuant to Section 4.01(a)(iv) or (v) or pursuant to Section 4.01(a)(viii) that is not conducted as a broker’s transaction shall be effective if (i) made to any Person or 13D Group (in each case that has a statement on Schedule 13D with respect to Parent in effect), in any single or series of related transactions, such that, after giving effect to such Sale, such Person or

13D Group would have beneficial ownership of Parent Common Stock representing more than 9.9% of the Voting Power of Parent’s outstanding capital stockor (ii) the Voting Power of the shares sold to any such Person or 13D Group exceeds 5.0% of the Voting Power of Parent’s outstanding Voting Stock.

          (c) No Sale of Covered Securities to a controlled Affiliate of Stockholder shall be effective until such time as such controlled Affiliate has executed and delivered to Parent, as a condition precedent to such Sale, an instrument or instruments, reasonably acceptable to Parent, confirming that such controlled Affiliate agrees to be bound by all obligations of Stockholder hereunder. Stockholder shall not transfer control of any of its controlled Affiliates to any Person that is not also a controlled Affiliate of Stockholder if such transfer would directly or indirectly result in a Sale of Covered Securities in violation of the provisions of this Section 4.01.

          SECTION 4.02. Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Covered Securities shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to Parent, and Parent shall not give any effect in Parent’s stock records to such attempted Sale or Encumbrance.

          SECTION 4.03. Restrictive Legend.

          (a) Each certificate evidencing the Covered Securities shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

          THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS UNDER THE TERMS OF THE STOCKHOLDER AGREEMENT DATED AS OF MARCH 4, 2007, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER AND THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT.

          (b) Stockholder consents to Parent’s making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

          (c) Parent shall, at the request of Stockholder, remove from each certificate evidencing Parent Common Stock transferred in compliance with the terms of Section 4.01 and with respect to which no rights or obligations under this Agreement shall transfer, the legend described in Section 4.03(a), and shall remove from each certificate evidencing such securities any Securities Act legend if, at the request of Parent, Stockholder provides, at its expense, an opinion of counsel satisfactory to Parent that the securities evidenced thereby may be transferred without the imposition of any such legend.

ARTICLE V

MISCELLANEOUS

          SECTION 5.01. Adjustments. References to numbers of shares and to sums of money contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.

          SECTION 5.02. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given (i) when delivered, if delivered in person, (ii) when sent by facsimile (provided the facsimile is promptly confirmed by telephone confirmation thereof), (iii) when sent by email (provided the email is promptly confirmed by telephone confirmation thereof) or (iv) two business days following sending by overnight delivery by an internationally recognized overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 5.02):

If to any of the Stockholders, to:

9130 W. Sunset Boulevard
Los Angeles, California 90069
Attn: Robert P. Bermingham, Esq.
Fax: (310) 789-1791
Email: legal@yucaipco.com

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071
Attn: Sandra A. Seville-Jones, Esq.
Fax: (213) 683-5126
Email: sandra.seville-jones@mto.com

If to Parent or Merger Sub, to:

The Great Atlantic & Pacific Tea Company, Inc.
Two Paragon Drive
Montvale, New Jersey 07645
Attn: Allan Richards
Fax: (201) 571-4106
Email: richarda@aptea.com

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attn: Kenneth W. Orce, Esq.
Fax: (212) 269-5420
Email: korce@cahill.com

          SECTION 5.03. Reasonable Efforts; Further Actions. The parties hereto each will use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

          SECTION 5.04. Consents. The parties hereto will cooperate with each other in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any con-

sents from, all regulatory bodies and all Governmental Entities and all Third Parties as may be required in connection with the consummation of the transactions contemplated by this Agreement.

          SECTION 5.05. Expenses. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement.

          SECTION 5.06. Termination of Management Services Agreement. Stockholder hereby acknowledges and agrees to the termination effective as of the Effective Date (as defined in the Merger Agreement) of the Management Services Agreement dated as of March 23, 2005, between the Company and Yucaipa Advisors, LLC, pursuant to Section 7.3 thereof in accordance with Section 7.2(g) of the Merger Agreement.

SECTION 5.07. Amendments; Waivers

          .(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights nor will any single or partial exercise by either party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law or otherwise.

          SECTION 5.08. Interpretation. When a reference is made in this Agreement to an Article, a Section, a subsection or a Schedule, such reference will be to an Article, a Section, a subsection or a Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

          SECTION 5.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purpose of this Agreement is fulfilled to the fullest extent possible.

          SECTION 5.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          SECTION 5.11. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties any rights or remedies.

          SECTION 5.12. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Maryland, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties declare that it is their intention that this Agreement will be regarded as made under the laws of the State of Maryland and that the laws of the State of Maryland will be applied in interpreting its provisions in all cases where legal interpretation will be required, except to the extent the Maryland Corporations and Associations Code is specifically required by such code to govern the interpretation of this Agreement.

          SECTION 5.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by either of the parties without the prior written consent of the other party. Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 5.14. Enforcement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court for the State of New York sitting in New York County or the United States District Court of the Southern District of New York, or in each case any appellate court thereof, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) irrevocably and unconditionally consents to submit itself and its property to the non-exclusive jurisdiction of the Supreme Court for the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and in each case any appellate court thereof, in the event any dispute arises out of this Agreement, or for recognition or enforcement of any judgment; (b) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court; (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue, or the defense of an inconvenient forum to the maintenance, of any action, suit or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment; (d) agrees that it will not bring any action arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, in any court other than the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York, or in each case any appellate court thereof; and (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, or for recognition or enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.02. Nothing in this Agreement will affect the right of either party to this Agreement to serve process in any other manner permitted by Law.

          SECTION 5.15. Effectiveness. Except for this Section 5.15 and Sections 5.02, 5.05, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13 and 5.14, which shall become effective as of the date hereof, this Agreement will become effective only at the Effective Time.

          SECTION 5.16. Termination; Survival. Notwithstanding anything to the contrary contained in this Agreement, this Agreement will automatically terminate if the Merger Agreement is terminated in accordance with its terms and shall thereafter be null and void, except that Article I and this Article V will survive any such termination indefinitely. Nothing in this Section 5.16 will be deemed to release either party from any liability for any willful and material breach of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          SECTION 5.17. No Joint and Several Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, to each Stockholder, and no Stockholder will be liable for any breach, default, liability or other obligation of the other Stockholders party to this Agreement.

          SECTION 5.18. No Liability of Partners. Notwithstanding anything that may be expressed or implied in this Agreement, Parent acknowledges and agrees that (i) notwithstanding that certain of the Stockholders below may be partnerships, no recourse hereunder or under any documents or instruments delivered by any Stockholders in connection herewith may be had against any officer, agent or employee of any Stockholders or any partner, member or stockholder of any Stockholder or any director, officer, employee, partner, affiliate, member, manager, stockholder, assignee or representative of the foregoing (any such person or entity, a “Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or by their creation.

          IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the day and year first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:	/s/ Allan Richards

	Name:	Allan Richards
	Title:	Senior Vice President, Human Resources,
Labor Relations, Legal Services & Secretary

S-1

YUCAIPA CORPORATE INITIATIVES FUND I, LP

By:	Yucaipa Corporate Initiatives Fund I, LLC
Its:	General Partner

/s/ Robert P. Bermingham

	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE FUND I, LP

By:	Yucaipa American Alliance Fund I, LLC
Its:	General Partner

/s/ Robert P. Bermingham

	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND I, LP

By:	Yucaipa American Alliance Fund I, LLC
Its:	General Partner

/s/ Robert P. Bermingham

	Name:	Robert P. Bermingham
	Title:	Vice President

S-2

SCHEDULE I

STOCKHOLDER NAME

Yucaipa Corporate Initiatives Fund I, LP
Yucaipa American Alliance Fund I, LP
Yucaipa American Alliance (Parallel) Fund I, LP

Sch I-1

SCHEDULE II

INVESTMENT BANKS

Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

Sch II-1